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

    INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
     COMPUTATION OF RATIOS OF EARNINGS FOR THE THREE MONTHS
                ENDED MARCH 31, 1996 AND 1995
                     (DOLLARS IN THOUSANDS)

                                                1996           1995
                                              --------        --------
                                                    (Unaudited)
Earnings:
Net Income                                    $   52,904      $   41,652
  Add:
    Provision for income taxes                    30,546          24,233
    Fixed charges                                153,440         131,434
  Less:
    Capitalized interest                          11,982          14,118
                                                 -------         -------
  Earnings as adjusted (A)                    $  224,908      $  183,201
                                                 =======         =======

Preferred dividend requirements               $    4,383      $    2,552
Ratio of income before provision
    for income taxes to net income                  158%            158%
                                                 -------         -------
  Preferred dividend factor on pretax
    basis                                          6,925           4,032
                                                 -------         -------
Fixed Charges:
  Interest expense                              135,090         117,316
  Capitalized interest                           11,982          14,118
  Interest factor of rents                        6,368            -
                                                -------         -------
  Fixed charges as adjusted (B)                 153,440         131,434
                                                -------         -------
Fixed charges and preferred stock
    dividends (C)                            $  160,365       $ 135,466
                                                =======         =======
Ratio of earnings to fixed charges
    (A) divided by (B)                            1.47x           1.40x
                                                =======         =======

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                            1.40x           1.35x
                                                =======         =======

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